EXHIBIT 15
Telvent Announces Guidance
for Third Quarter 2009 and
Updates 2009 Revenue and EPS Guidance
October 13, 2009 — Telvent (NASDAQ: TLVT), the IT company for a sustainable and secure world, provided today guidance with respect to non-GAAP revenues, diluted earnings per share (EPS) and new order bookings for the third quarter and nine-month periods ended September 30, 2009. In addition, the Company is updating its non-GAAP revenue and diluted non-GAAP EPS guidance for the fiscal year ending December 31, 2009.
For the third quarter ended September 30, 2009, we preliminarily estimate that non-GAAP revenues will be in the range of € 190 million to € 194 million, an increase of 19% to 21% over non-GAAP revenues for the third quarter of 2008. For the first nine months of 2009, we preliminarily estimate that non-GAAP revenues will be in the range of € 553 million to € 557 million, an increase of 24% to 25% over the same period of 2008.
We preliminarily estimate that diluted non-GAAP EPS for the third quarter 2009 will fall in the range of € 0.29 to € 0.32, an increase of € 0.08 to € 0.11 over diluted non-GAAP EPS of € 0.21 for the third quarter of 2008.
For the first nine months of 2009, we preliminarily estimate that diluted non-GAAP EPS will be in the range of € 0.89 to € 0.92, an increase of € 0.28 to € 0.31 over diluted non-GAAP EPS of € 0.61 for the same period in 2008.
Diluted non-GAAP EPS were estimated by using a weighted average number of shares outstanding of 34,094,159, in the third quarter and first nine months of 2009. The weighted average number of shares outstanding used to calculate diluted non-GAAP EPS in the third quarter and first nine months of 2008 was 29,247,100.
We also preliminarily estimate that our new order bookings, or contracts signed during the third quarter of 2009, will be approximately
€ 310 million, an increase of approximately 109% over the € 148.5 million in new order bookings signed during the third quarter of 2008. For the first nine months of 2009, we preliminarily estimate that new order bookings should approximate € 703 million, representing an increase of approximately 47% over the € 476.6 million in new order bookings for the same period in 2008.
Finally, we are updating our non-GAAP revenue and diluted non-GAAP EPS guidance for the fiscal year ending December 31, 2009. We now expect our full-year non-GAAP revenues to be in the range of € 812 million to € 826 million, down from our previously estimated range of € 826 million to € 850 million, and we now expect to achieve non-GAAP diluted EPS guidance for 2009 of € 1.52 to € 1.55, down from our previously estimated range of € 1.54 to € 1.58, based on an expected weighted average number of shares outstanding in 2009 of 34,094,159.
We have filed a registration statement (including a prospectus) with the SEC for an offering of our ordinary shares by a selling stockholder. Before you make any investment in the proposed offering, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Telvent, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Canaccord Adams at (800) 225-6201 or Piper Jaffray at (800) 747-3924.
Forward-Looking Statements
All of the third quarter and nine-month 2009 non-GAAP guidance is subject to completion of our third quarter-end accounting processes, which include the finalization of several potentially significant items that could affect these results. These items include, among others, the update of project margins at quarter end, the valuation of accounts receivable, unbilled revenues and inventories, recognition of foreign currency receivables and payables at period-end exchange rates, estimation of certain contingent liabilities, and the finalization of our provision for income taxes. In connection with the completion of our quarter-end processes, we may identify items that would require us to make adjustments to our actual results which would cause such final results to differ materially from the guidance set forth above. Actual results could also be affected by certain subsequent events in accordance with GAAP.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions and include statements regarding our guidance for the third quarter and nine months ended September 30, 2009 and our non-GAAP revenue and diluted EPS guidance for the year ending December 31, 2009. Forward-looking statements reflect management’s current expectations, as of the date of this presentation, and involve certain risks and uncertainties. Telvent’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Telvent’s Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 18, 2009, as amended on October 1, 2009, and updated, if applicable, by Telvent’s Quarterly Reports on Form 6-K for the quarters ended March 31, 2009, filed with the Securities and Exchange Commission on May 21, 2009, and June 30, 2009, filed with the Securities and Exchange Commission on August 27, 2009.
Telvent does not intend, and does not assume any obligation, to update or revise the forward-looking statements in this document after the date it is issued. In light of the risks and uncertainties described above, and the potential for variation of actual results from the assumptions on which certain of such forward-looking statements are based, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this document may not occur, and that actual results may vary materially from those described herein, including those described as anticipated, expected, targeted, projected or otherwise.
Use of Non-GAAP Financial Information
We generally use the above non-GAAP measures, among others, to supplement our consolidated financial statements when presented in accordance with U.S. GAAP. These non-GAAP measures are typically adjusted from GAAP-based results to exclude certain costs and expenses that we believe are not indicative of our core operating results. Non-GAAP results are one of the primary indicators that our management uses for evaluating historical results and for planning and forecasting future periods. We believe that non-GAAP results provide consistency in our financial reporting, which enhances our investors’ understanding of our current financial performance as well as our future prospects. We provide non-GAAP measures to give investors figures that are most comparable to those used by our management in their evaluation of historical results for planning and forecasting purposes. The adjustments represent the removal of actual GAAP impacts that management is not able to forecast (such as JVs and mark-to-market of derivatives and hedged items), that generally have not impacted the Company’s cash position in the period (such as stock compensation plan expenses and mark to market of derivatives and hedged items), or that management believes are extraordinary in nature and thus should be removed from the GAAP results for comparative purposes.
Our guidance for third-quarter, nine-month and full-year non-GAAP revenues excludes the revenues and cost of revenues attributable to other joint venture partners, and includes expected revenues and cost of revenues from joint venture arrangements that are carried under the equity method. Our guidance for diluted third-quarter and nine-month non-GAAP EPS and full-year diluted non-GAAP EPS excludes the effect on EPS of these joint ventures, of stock compensation plan expenses, of the amortization of intangibles, of mark to market of derivatives, and of the tax effect of these adjustments. The exact amount of these adjustments is not currently accessible to or determinable by us, but may be significant. For that reason, at this time we are unable to provide preliminary estimates of GAAP revenues or GAAP EPS for the full year 2009 or the third quarter or nine months ended September 30, 2009, or to provide full reconciliations of the above non-GAAP measures to the relevant GAAP measures. However, at this time we are able to provide estimated amounts for stock compensation plan expenses and amortization of intangibles adjustments for the three and nine-month period ended September 30, 2009. Our preliminary estimates of the adjustments for stock compensation plan expenses for the third quarter and first nine months of 2009 are € 0.1 million and € 0.2 million, respectively. Our preliminary estimates of the adjustments for the amortization of intangibles for the third quarter and first nine months of 2009 are € 6.9 million to € 10 million, respectively.
Below is an explanation of the nature of each of these adjustments and how management uses the resulting non-GAAP measures in its management of the business:
Joint Ventures. During the normal course of our business, and as is customary practice in our industry, we participate in joint venture agreements in Spain to bid for and carry on some of its projects in the traffic, energy and environmental segments. These relationships are commonly referred to as “Union Temporal de Empresas”. Such UTEs are established for commercial reasons, at the request of the client, and because they are sometimes required when bidding for government related work. A UTE (which is considered a “temporary consortium” under Spanish law) is a form of business cooperation used within the scope of public hiring, with no legal personality, that is established for a certain period of time, definite or indefinite, to carry out work, service or supply in Spain. The terms governing the functioning of a UTE are freely agreed to by the participants provided they are set out in the Articles of Association and conform to applicable law. UTEs are operated through a management committee, comprised of equal representation from each of the venture partners, which makes decisions about the joint venture’s activities that have a significant effect on its success. As a result of the adoption of FIN 46R, Consolidation of Variable Interest Entities, in January 2004, these joint ventures were determined to be variable interest entities, as they have no equity, and transfer restrictions in the agreements establish a de facto agency relationship between all venture partners. For this reason, and applying quantitative criteria to determine which partner is the most closely associated with the joint venture, we consolidate, on a quarterly basis, the results of such UTEs. However, we believe we have no control over most of the joint ventures we consolidate, and therefore we are unable to control or predict the results of the UTEs. We only have control over our portion of revenues and margins associated with the work it is carrying out through the UTE. In addition, the work carried out by other venture partners in the JV may sometimes be unrelated to our business, and thus we do not consider that such revenues should be included within our revenues. For these reasons, management considers GAAP revenues and cost of revenues, excluding the revenues and cost of revenues attributable to other venture partners, and including revenues and cost of revenues from UTEs that are carried under the equity method. The resulting non-GAAP revenues, cost of revenues and gross margins are the closest indicators to the measures management uses in its management of the business.
Mark to Market of Derivatives and Hedged Items. We enter into numerous forward exchange contracts to protect against fluctuations in foreign currency exchange rates on long-term projects and anticipated future transactions. In addition, we enter into interest rate caps in order to manage interest rate risk on certain long-term variable rate financing arrangements. These transactions have been designated as cash flow hedges and are recorded at fair value in our consolidated balance sheets, with the effective portion of changes in fair value recorded temporarily in equity (other comprehensive income). Such unrealized gains and losses are recognized in earnings, along with the related effects of the hedged item, once the forecasted transaction occurs (e.g. once foreign currency invoices are issued to clients or received from suppliers). Accounts receivables and payables (the “hedged items”) denominated in foreign currencies are translated to the functional currency using applicable quarter-end or year-end exchange rates, with variations recorded in earnings for each period. Due to the volume of forward exchange contracts and the number of currencies they cover, we do not estimate the unrealized gains and losses arising from the accounting entries required by SFAS 133 at each cut-off date. Rather, we estimate and manage exchange rate risk on a project-by-project basis, overseeing and predicting the real cash impact at the end of a project arising from such transactions (both caused by the hedged item and the derivative). For this reason, our management uses internally a non-GAAP measure which is equivalent to GAAP financial income/expense, but which excludes the unrealized gains and losses from recognizing derivatives at fair value and from recording hedged foreign currency receivables and payables at period-end exchange rates.
Stock and Extraordinary Variable Compensation Plan Expenses. We have applied SFAS 123R to account for the share acquisition plan established by Abengoa with respect to Abengoa’s shares. This plan has been accounted for as an equity award plan under SFAS 123R, and is being treated similar to a stock option plan. A valuation of the plan was performed at the grant date and the corresponding non-cash compensation expense is being recognized over the requisite service period of five years and six months. In addition, we have an extraordinary variable compensation plan for members of our senior management team, part of which is to be paid in cash at the end of a five year period, based on the accomplishment of certain objectives. The compensation only vests and becomes payable after the end of the fifth year of the plan. Compensation expense is recorded under GAAP for these two plans. We provide a non-GAAP measure which excludes the impact of such plans, as it believes it is useful information to investors because of the extraordinary nature of the plans and the fact that no cash outlay is required from Telvent on the Abengoa stock purchase plan.
Amortization of Intangibles Arising on Acquisitions. We record intangible assets during the purchase price allocation process performed on acquisitions. These include customer contract (backlog) and relationships, purchased software technology, trade names and in-process research and development, among others. Such intangible assets are amortized, for GAAP purposes, over their estimated useful lives. When evaluating an acquisition, we do not consider the non-cash amortization expense arising from these intangibles in its valuation. Therefore, we periodically exclude such impact from ours depreciation and amortization (D&A) line to arrive at non-GAAP D&A, which we believes to be useful information for investors.
About Telvent
Telvent (NASDAQ: TLVT) is a global IT solutions and business information services provider dedicated to helping improve efficiency, safety and security for the world’s leading companies. Telvent serves markets that are critical to the sustainability of the planet, including the energy, transportation, agricultural and environmental sectors. (www.telvent.com).
Investor Relations Contact
Bárbara Zubiría
Tel. +34 902 335599
Email: ir@telvent.com
Lucia Domville
Tel. +1 646 284 9416
Email: lucia.domville@us.grayling.com
Communications Department Contact
Patricia Malo de Molina
Tel. +34 954 93 71 11
Email: comunicacion@telvent.com